ASSET PURCHASE AGREEMENT

      THIS ASSET PURCHASE AGREEMENT (this "Agreement"), dated as of January 28, 2006, is by and among OneTravel Holdings, Inc., a Delaware corporation ("OTV"), FS SunTours, Inc., a Delaware corporation ("Seller"), and Crystal Hospitality Group, Inc., a Delaware corporation ("Buyer").

                                    RECITALS

      A. Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, upon the terms and conditions set forth below, substantially all of the assets of Seller.

      B. Seller desires to assign to Buyer, and Buyer desires to assume from Seller, upon the terms and conditions set forth below, certain specified liabilities of Seller.

      C. Seller is a wholly-owned subsidiary of OTV, and OTV desires to make certain agreements in order to facilitate the transactions contemplated herein.

                                    AGREEMENT

      In consideration of the premises and mutual covenants, agreements and provisions of the parties set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I

                                   DEFINITIONS

      1.1 For purposes of this Agreement, the following terms have the meaning set forth below:

      "Affiliate" means, with respect to any Person: (i) any other Person directly or indirectly controlling, controlled by or under common control with the subject Person (including any partnership in which the subject Person serves as a general partner, any corporation in which the subject Person owns greater than 10% of the issued and outstanding voting capital stock or any limited liability company or joint venture in which the subject Person owns greater than 10% of the equity interests of such limited liability company or joint venture);
(ii) any officer, director, trustee or general partner of the subject Person;
(iii) any individual which is a spouse, descendant (natural and adopted) or ancestor (natural and adopted) of the subject Person, or (iv) any Person in which more than 10% of the voting or beneficial interests are owned by a Person who has a relationship with the subject Person described in clause (i), (ii) or
(iii) above; provided that, for the purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

      "Business" means the business of Seller, namely the design, advertisement, sale and distribution of leisure travel products and services, including, without limitation, charter and tour packages including transportation and/or lodging.

      "Buyer Indemnified Parties" means Buyer and its Affiliates and Subsidiaries, and the officers, directors, shareholders, members, employees, attorneys, agents and fiduciaries of any of the foregoing.

      "COBRA" means the health care continuation requirements of Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code.

      "Code" means the Internal Revenue Code of 1986, as amended.

      "Consent" means any consent, approval, authorization, waiver, permit, grant, concession, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Person, including any Governmental Body.

      "Contract" means any agreement, contract, license, lease, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

      "GAAP" means United States generally accepted accounting principles.

      "Governmental Authorization" means any approval, consent, license, Permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

      "Governmental Body" means any:

            (a) federal, state, county, municipal, city, town, village, district, or other jurisdiction or government of any nature;

            (b) governmental or quasi-governmental authority or any nature (including any governmental agency, branch, department, official, or other entity and any court or other tribunal); or

            (c) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

      "Legal Requirement" means any federal, state, local, municipal or other constitution, ordinance, regulation, statute, rule or other law adopted, enacted, implemented, or promulgated by or under the authority of any Governmental Body or by the eligible voters of any jurisdiction, and any agreement, approval, consent, injunction, judgment, license, Order, or Permit by or with any Governmental Body or to which Seller is a party or by which any of Seller or the Purchased Assets are bound.


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

      "Lien" means any mortgage, pledge, hypothecation, claim, security interest, encumbrance, lease, sublease, license, occupancy agreement, adverse claim or interest, easement, encroachment, burden, title defect, title retention agreement, voting trust agreement, interest equity, option, lien or right of first refusal.

      "Order" means any award, injunction, judgment, order, ruling, subpoena, or verdict or other decision entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

      "Organizational Documents" means (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person (e.g., a certificate of formation, articles of organization or certificate of limited partnership) and any agreement governing such Person (e.g., a limited liability company agreement, operating agreement or partnership agreement); and (c) any amendment to any of the foregoing.

      "Permits" means all permits, licenses, approvals and authorizations by or of any Governmental Body or any other party.

      "Permitted Lien" means (i) Liens for any Tax not yet due and payable, (ii) Liens for any Tax which is being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on Seller's books, (iii) mechanics, carriers, workers, repairers and other statutory liens incurred in the ordinary course of business of Seller (consistent in amount and kind with past practice) relating to obligations as to which there is no default on the part of Seller; or (iv) Liens that are not individually or in the aggregate, material to the operation of the Business and which , individually and collectively, do not have a material adverse effect on the Business or Buyer's ability to operate the Business after the Closing.

      "Person" means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated association, corporation, other entity or government (whether federal, provincial, state, county, city or otherwise, including, but not limited to, any instrumentality, division, agency or department thereof).

      "Proceeding" means any claim, suit, litigation, arbitration, hearing, audit, charge, investigation, or other action (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body, judge, arbitrator or mediator.

      "Proprietary Rights" means all intellectual property, confidential information, and proprietary information owned by or licensed to Seller, including, without limitation, registered company names and assumed names; patents and patent applications (including all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof) and patent disclosures and inventions (whether or not patentable and whether or not reduced to practice); trademarks, service marks, trade dress, trade names and company names, together with the goodwill of Seller associated with and symbolized by such trademarks, service marks, trade dress, trade names and company names, in each case whether or not registered; registered and unregistered statutory and common law copyrights; domain names; all registrations, applications, extensions and renewals for any of the foregoing;


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

trade secrets; lists of customers and potential customers; marketing and sales data and research; computer software; business plans, ideas, formulae, compositions, know-how, inventions, manufacturing and production processes and techniques, research and development information, drawings, specifications, list of suppliers, pricing and cost-information and records, blueprints, surveys, engineering reports, test reports, manuals, materials standards, processing standards, performance standards, catalogs, production methods, business and marketing proposals, plans, improvements, works of authorship, proposals, technical and computer data, databases, domain names, documentation and software, financial, business and marketing plans, and related information and other intellectual property, confidential information and proprietary rights, including, without limitation, the intellectual property set forth on Schedule 1.1(a) hereto;

      "Seller Indemnified Parties" means Seller, OTV and their respective Affiliates and Subsidiaries, and the officers, directors, shareholders, employees, attorneys, agents and fiduciaries of any of the foregoing.

      "Statement of Fixed Assets" means the unaudited statement of tangible assets in respect of the Business, a copy of which is attached hereto as
Schedule 1.1(b).

      "Tax" means any and all federal, provincial, state, local or foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes, assessments and other governmental charges based on or measured by gross receipts, income, profits, sales, use and occupation, and franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, place of business, excise, natural resources, capital, severance, stamp, occupation, premium, windfall profit, environmental, customs, (or similar) duties, real or immovable property, personal or movable property, intangible property, capital stock, social security, employment, unemployment, disability, payroll, license, deductions at source employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing; whether disputed or not, and including any transferee or secondary liability in respect of any tax (whether by law, contractual agreement, or otherwise) and any liability in respect of any tax as a result of being a member of any affiliated, consolidated, combined, unitary, or similar group.

      "Tax Returns" means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information and any amendment thereof) filed or required to be filed in connection with the determination, assessment or collection of any Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

      "Transaction Documents" means each agreement being executed and delivered by a party to this Agreement pursuant hereto.

      "WARN Act" means the Federal Worker Adjustment and Retraining Notification Act of 1988, as amended, and any successor law.


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

                                   ARTICLE II

                           PURCHASE AND SALE OF ASSETS

      2.1 Purchased Assets.

            (a) Purchased Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase from Seller, all of Seller's right, title and interest in and to all of the assets of Seller other than the Excluded Assets, wherever located and whether or not all or any of said assets appear on or are reflected upon Seller's books, records or financial statements (collectively, the "Purchased Assets"), including, without limitation:

                  (i) Cash. All cash and cash equivalents, including, but not limited to, the OTV Cash Transfer Amount (as defined in Section 5.3);

                  (ii) Tangible Personal Property. All equipment, furniture, computer hardware, computer software, printers, office furniture, supplies, and equipment and other similar personal or movable property of Seller and all related documentation;

                  (iii) Contracts. All Contracts of Seller together with all rights and benefits that Seller may have under any Contract, except those Contracts set forth on Schedule 2.1(b)(ii) hereto (the "Excluded Contracts"), to the extent Consent to the assignment of such Contract has been obtained or is not required by its terms, and all rights and benefits that Seller has in, to and under all other Contracts, excluding the Excluded Contracts, as provided under Section 8.1;

                  (iv) Proprietary Rights. All Proprietary Rights of Seller;

                  (v) Records. All books, records, papers and files (in all media) of Seller, including, but not limited to, customer records, purchase correspondence, supplier lists, books of account and copies of employment records;

                  (vi) Permits and Approvals. All Permits of Seller, including, without limitation, all Permits set forth on Schedule 2.1(a)(vi), together with all rights and benefits that Seller may have in, under and to any Permit, to the extent Consent to the assignment of such Permit has been obtained or is not required by its terms, and all rights and benefits that Seller has in, to and under all other Permits as provided under Section 8.1 hereto;

                  (vii) Real Property. All real property owned by Seller and all improvements and fixtures on any real property leased by Seller;

                  (viii) Claims. To the extent relating to or arising from matters occurring or claims existing prior to Closing, other than with respect to or under any Excluded Asset, all causes of actions, claims, warranties, guarantees, refunds, covenants, indemnities and the like, rights of recovery and set-off of every kind and character of Seller with respect to its customers, suppliers and vendors under any Purchased Asset;


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

                  (ix) Prepaids. All vendor and supplier advances, deposits, credits, and other similar assets and prepaid expenses of Seller;

                  (x) Goodwill. All goodwill associated with the business and assets of Seller as determined by Buyer, in its sole discretion, as of the Closing and set forth on Schedule 2.4, along with the right of Buyer to hold themselves out as the successors of Seller in the conduct of the Business;

                  (xi) Employee Benefit Plans. All Employee Benefit Plans of Seller, together with all rights and benefits that Seller may have in, under and to any Employee Benefit Plan (including, without limitation, all money, rights and other assets (including, without limitation, any insurance policy, annuity contract or trust) maintained under, pursuant to, or in direct connection with, any Employee Benefit Plan of Seller); and

                  (xii) Customer Property. The custody of all assets owned by a customer and held by Seller on behalf of such customer.

            (b) Excluded Assets. Notwithstanding the foregoing, the following assets of Seller are retained by Seller and are expressly excluded from the purchase and sale contemplated by this Agreement (collectively, the "Excluded Assets"):

                  (i) Records. Seller's company Organizational Documents, including their governing documents, minute books, equity interest ledgers and other records relating to the organization of Seller, all of Seller's Tax Returns, and all sales and customer records; provided, however, Buyer shall have the right to make and keep copies of any such records at its expense;

                  (ii) Excluded Contracts. The Excluded Contracts set forth on
Schedule 2.1(b)(ii), together with all right, benefit, obligation and liability under each Excluded Contract;

                  (iii) Real Property. All real property leased by Seller;

                  (iv) Rights Under this Agreement. All rights of Seller arising under this Agreement or the Transaction Documents, or the transactions contemplated hereby or thereby; and

                  (v) Non-Assignable Assets. All Contracts (other than Excluded Contracts and Permits which are by their terms not assignable to Buyer or for which Consent for assignment is required and has not been obtained, but which would be Purchased Assets if they were assignable or such Consent had been obtained, provided they are nevertheless governed by Section 8.1, hereunder.

      2.2 Assumption of Liabilities.

            (a) Assumed Liabilities. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer shall assume and agree to fully and timely perform, pay, satisfy and discharge all the liabilities and obligations of Seller arising under the Purchased Assets, and all liabilities of Seller known to Buyer (which Buyer shall list on Schedule 2.2(a) at the date hereof and shall update at and through the Closing), but excluding liabilities or obligations expressly set forth under Section 2.2(b) below and no others (collectively, the obligations and liabilities assumed under this Section 2.2(a), the "Assumed Liabilities").


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

            (b) Excluded Liabilities. Notwithstanding Section 2.2(a), Buyer shall not assume, be or become liable for any claims, demands, liabilities or obligations of Seller other than the Assumed Liabilities (the "Excluded Liabilities"), including, without limitation, (i) any liability or obligation under the Signature litigation, (ii) any liability or obligation for any Taxes of Seller arising out of the transactions contemplated by this Agreement, (iii) any liability or obligation relating to any Excluded Asset, (iv) any liability or obligation set forth on Schedule 2.2(b) hereto, which, the parties acknowledge may be amended from time to time prior to Closing by Buyer in its sole discretion to include liabilities not known by Buyer on the date hereof and not incurred in the ordinary course of business from the date hereof to the Closing, and (v) any Environmental Liabilities.

      2.3 Conveyance and Assumption. At the Closing, Seller and Buyer shall execute and deliver a Bill of Sale, Assignment and Assumption Agreement in the form reasonably acceptable to Buyer and Seller (the "Bill of Sale"), pursuant to which Seller shall convey to Buyer the Purchased Assets and Buyer shall assume from Seller the Assumed Liabilities.

      2.4 Consideration and Allocation. The consideration for the transfer and sale of the Purchased Assets by Seller shall be the assumption of the Assumed Liabilities by Buyer. Such consideration shall be allocated for tax purposes among the Purchased Assets and the other consideration provided by Seller in accordance with the allocation set forth on Schedule 2.4. OTV, Buyer and Seller
(a) agree to be bound, and to cause their respective Affiliates to be bound, by such allocation, (b) shall act, and cause their respective Affiliates to act, in accordance with such allocation in the preparation, filing and audit of any Tax Return and for all other tax and accounting purposes, and (c) shall not take any position or action inconsistent with such allocation.

                                  ARTICLE III

            SEVERAL REPRESENTATIONS AND WARRANTIES OF SELLER AND OTV

      As a material inducement to Buyer to enter into this Agreement, Seller represents and warrants to Buyer with respect to Seller, the Business, the Purchased Assets, the Excluded Assets, the Assumed Liabilities and the Excluded Liabilities, as applicable, and OTV represents and warrants to Buyer solely with respect to the representations and warranties contained in Sections 3.1(c), 3.1(d), 3.2, 3.3(b), 3.5(b), 3.7(b), 3.8(b), 3.12(b) and 3.13(b) (the
representations and warranties of Seller and OTV being several and not joint and not joint and several), as follows:

      3.1 Authority.

            (a) Seller has the absolute and unrestricted right, power, authority and capacity to execute and deliver, and to enter into and perform its obligations under, this Agreement and each of the Transaction Documents to which it is a party. The execution, delivery and performance of this Agreement and each of the Transaction Documents by Seller and the consummation of the transactions contemplated hereby by Seller have been duly and validly authorized by all requisite corporate action, and no other proceedings on the part of Seller are necessary to authorize the execution, delivery and performance of this Agreement and each of the Transaction Documents to which it is a party. This Agreement has been duly executed and delivered by Seller. Each of the Transaction Documents to which Seller is a party will, at Closing, be duly executed and delivered by Seller.

            (b) Upon due execution and delivery, this Agreement and each of the Transaction Documents to which Seller is a party will constitute the valid and binding obligation of Seller, enforceable against Seller in accordance with their respective terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally,
(ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies, and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

            (c) OTV has the absolute and unrestricted right, power, authority and capacity to execute and deliver, and to enter into and perform its obligations under, this Agreement and each of the Transaction Documents to which it is a party. The execution, delivery and performance of this Agreement and each of the Transaction Documents by OTV and the consummation of the transactions contemplated hereby by OTV have been duly and validly authorized by all requisite corporate action, and no other proceedings on the part of OTV are necessary to authorize the execution, delivery and performance of this Agreement and each of the Transaction Documents to which it is a party. This Agreement has been duly executed and delivered by OTV. Each of the Transaction Documents to which OTV is a party will, at Closing, be duly executed and delivered by OTV.

            (d) Upon due execution and delivery, this Agreement and each of the Transaction Documents to which OTV is a party will constitute the valid and binding obligation of OTV, enforceable against OTV in accordance with their respective terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies, and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

      3.2 OTV Shareholder Authorization. The sale of the Purchased Assets pursuant to this Agreement does not constitute all or substantially all of the property and assets of OTV as such concept is defined under Delaware General Corporation Law Section 271 and does not require the approval or consent of the stockholders of OTV.

      3.3 No Conflict.

            (a) Neither the execution and delivery of this Agreement or any Transaction Document by Seller nor the performance by Seller of the transactions contemplated hereby or thereby will conflict with or result in (with or without notice or lapse of time or both) a violation, breach, or default under, or result in the acceleration of or give rise to any party the right to terminate, modify or cancel under, or result in the loss of any rights, privileges, options or alternatives under, or result in the creation of any Lien other than Permitted Liens on any of the Purchased Assets as the case may be, of (i) any provision of Seller's Organizational Documents, (ii) any resolution adopted by Seller's directors, (iii) any Legal Requirement or any Order to which Seller or any of the Purchased Assets may be subject, or (iv) any Contract or other agreement or instrument to which Seller is a party or by which Seller or any of its properties or assets are bound, other than in the case of this clause (iv) any such conflicts, violations or defaults that, individually or in the aggregate, (A) have not had and could not reasonably be expected to have a material adverse effect, and (B) have not impaired and could not reasonably be expected to impair Seller's ability to perform its obligations hereunder. No Governmental Authorization is required to be obtained or made by Seller in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby by Seller, other than any required Consent in connection with the transfer of any Permit.

            (b) Neither the execution and delivery of this Agreement or any Transaction Document by OTV or Seller nor the performance by OTV or Seller of the transactions contemplated hereby or thereby to be performed by OTV or Seller, respectively, will conflict with or result in (with or without notice or lapse of time or both) a violation, breach, or default under, or result in the acceleration of or give rise to any party the right to terminate, modify or cancel under, or result in the loss of any rights, privileges, options or alternatives under, or result in the creation of any Lien other than Permitted Liens on any of the Purchased Assets as the case may be, of (i) any Legal Requirement or any Order to which OTV may be subject, or (ii) any Contract or other agreement or instrument to which OTV is a party or by which OTV, or any of its properties or assets other than the Seller or the properties or assets of the Seller, are bound, other than in the case of this clause (ii) any such conflicts, violations or defaults that, individually or in the aggregate, (A) have not had and could not reasonably be expected to have a material adverse effect, and (B) have not impaired and could not reasonably be expected to impair OTV's ability to perform their respective obligations hereunder. No Governmental Authorization is required to be obtained or made by OTV in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby by OTV. OTV is an "ultimate parent entity" within the meaning of Section 801.1(a)(3) of the rules of the Federal Trade Commission promulgated under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

      3.4 Financial Statements. Schedule 3.4 contains the following financial statements of Seller (the "Financial Statements"): (a) the unaudited balance sheet as of June 30, 2005 and, and the related unaudited statements of income and cash flows for the fiscal year then ended; (b) the unaudited balance sheet as of October 31, 2005 (the "Baseline Balance Sheet"); (c) the Statement of Fixed Assets, and (d) the related unaudited statements of income for the period from July 1, 2005 through October 31, 2005. To Seller's knowledge, the Financial Statements are complete and correct and fairly and accurately present Seller's financial condition, assets and liabilities as of the respective dates and the results of operations and cash flows for the periods related thereto in accordance with GAAP consistently applied throughout the periods covered thereby, except the unaudited Financial Statements lack the footnote disclosure and normal recurring accruals otherwise required by GAAP.


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

      3.5 Litigation.

            (a) Except as set forth on Schedule 3.5(a) hereto, there is no pending Proceeding that has been commenced or threatened in writing by or against Seller that (i) challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement, or (ii) is by or against or relating to Seller in connection with the Purchased Assets or the Business seeking unspecified damages, damages in excess of $10,000 or any injunctive or other equitable relief. There are no judgments unsatisfied against Seller or consent decrees or injunctions to which Seller or the Purchased Assets are subject.

            (b) Except as set forth on Schedule 3.5(b) hereto, there is no pending Proceeding that has been commenced or threatened in writing by or against OTV that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement.

      3.6 Title.

            (a) Seller has the exclusive right to possess and convey, and, subject to the terms hereof, upon the consummation of the transactions contemplated by this Agreement, Seller will have conveyed and Buyer will be vested with, good and marketable title and interest in, or a valid leasehold interest in, and to the Purchased Assets free and clear of any and all Liens other than Permitted Liens.

            (b) The Purchased Assets comprise all of the assets, properties and rights primarily used in the conduct of the Business as presently conducted by Seller in the ordinary course, consistent with past practice, except to the extent of the Excluded Assets. Seller does not own any real property.

      3.7 Brokers or Finders.

            (a) Other that in connection with that certain Consulting Agreement, dated October 26, 2005, by and among Seller, OTV and Crystal Finance LLC, none of Seller or any of its Affiliates or agents other than OTV has incurred and no action taken by Seller or any of its Affiliates or agents other than OTV in connection with this Agreement or the Transaction Documents or any transaction contemplated hereby or thereby, could be reasonably expected to give rise to any valid claim against Seller or its Affiliates other than OTV, or any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement or the Transaction Documents or the transactions contemplated hereby and thereby.

            (b) Other that in connection with that certain Consulting Agreement, dated October 26, 2005, by and among Seller, OTV and Crystal Finance LLC, none of OTV or any of its Affiliates or agents other than Seller has incurred and no action taken by OTV or any of its Affiliates or agents other than Seller in connection with this Agreement or the Transaction Documents or any transaction contemplated hereby or thereby, could be reasonably expected to give rise to any valid claim against OTV or its Affiliates other than Seller, or any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement or the Transaction Documents or the transactions contemplated hereby and thereby.


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

      3.8 Due Incorporation.

            (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has full corporate power and authority to carry on the Business as presently conducted and to own or lease and to operate the properties of the Business presently owned or leased and operated.

            (b) OTV is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

      3.9 Absence of Undisclosed Liabilities. Seller has no known existing debts, claims, commitments, liabilities or obligations of any nature arising out of or relating to the Business, except (a) as and to the extent reflected as a liability on the June 30, 2005 unaudited balance sheet or the Baseline Balance Sheet, (b) liabilities and obligations that were incurred after June 30, 2005 in the ordinary course of the Business (consistent in amount and kind with past practice) or that are set forth on Schedule 2.2(a), and (c) the Excluded Liabilities.

      3.10 Taxes. Except as set forth on Schedule 3.10 hereto, Seller has filed all Tax returns that it was required to file and has paid all Taxes shown as owing thereon. Seller has not extended or otherwise waived the benefit of any applicable statute of limitations or agreed to any extension of time with respect to a Tax assessment or deficiency.

      3.11 Absence of Changes. Except as set forth in Schedule 3.11, since June 30, 2005, Seller has not in connection with or relating to the Business or the Purchased Assets:

            (a) suffered any event, circumstance, occurrence, fact, condition, change or effect that is materially adverse to the business, operations, results of operations, financial condition, prospects, properties, assets or liabilities of the Business; provided that any adverse change, event, development or effect arising from (a) general national economic, financial, political or business conditions (to the extent such events do not have a disproportionate effect on Seller relative to other entities operating businesses similar to the business of Seller), or (b) conditions (including changes in economic, financial market, regulatory or political conditions) affecting generally the industries in which Seller operates (to the extent such events do not have a disproportionate effect on Seller relative to other entities operating businesses similar to the business of Seller) shall not be considered a breach of the representation and warranty contained in this Article III;

            (b) incurred, assumed, guaranteed or discharged any debt, claim, commitment, obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due (including any indebtedness for borrowed money), except current liabilities for trade or business obligations incurred in connection with the purchase of goods or services in the ordinary course of business of the Business (consistent in amount and kind with past practice);

            (c) mortgaged, pledged or subjected to any other Lien, any property, business or assets, tangible or intangible other than Permitted Liens;

            (d) sold, transferred, leased to others or otherwise disposed of any of the Assets, or canceled or compromised any debt, claim, commitment, liability or obligation, or waived or released any right of substantial value;

            (e) received any notice of termination of any Contract;

            (f) suffered any damage, destruction or casualty loss (whether or not covered by insurance), in any case or in the aggregate, in excess of $10,000;

            (g) transferred or granted any rights under, or entered into any settlement regarding the breach, misappropriation, infringement or violation of, any Proprietary Rights, or modified any existing rights with respect thereto;

            (h) made any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or paid or agreed or orally promised to pay, conditionally or otherwise, any bonus, incentive, retention or other compensation, retirement, welfare, fringe or severance benefit or vacation pay, to or in respect of any employee, distributor or agent of the Business;

            (i) made any change in the accounting, auditing or tax methods, practices or principles of the Business;

            (j) encountered any labor union organizing activity, had any actual or threatened employee strikes, work stoppages, slowdowns or lockouts, or had any material change in its relations with its employees, distributors, agents, customers or suppliers;

            (k) entered into any transaction, contract, arrangement, order, license, lease, permit, instrument, agreement or commitment other than in the ordinary course of business of Seller (consistent in amount and kind with past practice), or paid or agreed to pay any brokerage or finder's fee;

            (l) made any grant of credit to any customer or distributor on terms or in amounts materially more favorable than had been extended to that customer or distributor in the past; or

            (m) taken any action or omitted to take any action that would result in the occurrence of any of the foregoing.

      3.12 Compliance with Laws; Governmental Approvals and Consents.

            (a) To the knowledge of Seller, Seller has complied in all material respects with all Applicable Laws required to be complied with by Seller applicable to the Business or the Purchased Assets.

            (b) To the knowledge of OTV, OTV has complied in all material respects with all Applicable Laws required to be complied with by OTV applicable to Seller's Business or the Purchased Assets.

            (c) Schedule 3.12 sets forth all written Governmental Authorizations and other Consents necessary for, or otherwise material to, the conduct of the Business as conducted by Seller. All such Governmental Authorizations and Consents have been duly obtained and are in full force and effect, and Seller is in material compliance in all material respects with each of such Governmental Authorizations and Consents held by it with respect to the Purchased Assets and the Business.

      3.13 Assets.

            (a) Seller has good and valid title to the Purchased Assets (including all Proprietary Rights), free and clear of any and all Liens other than Permitted Liens. The Purchased Assets (including all Proprietary Rights) include all assets reasonably required for the conduct of the Business as now being conducted or material to the financial condition or results of operations of Seller, except for the Excluded Assets. The Purchased Assets do not include stock of or other equity interests in any Person.

            (b) Prior to the Closing, OTV has sold, transferred, set over, conveyed, assigned and delivered to Seller all interest held by OTV, if any, in any Purchased Assets, including, without limitation, all Proprietary Rights comprising a portion of the Purchased Assets.

            (c) All tangible property included in the Purchased Assets is in good operating condition and repair (except for ordinary wear and tear), free from any known defects (except such minor defects as do not interfere with the use thereof in the conduct of the normal operations).

      3.14 Contracts.

            (a) Schedule 3.14 contains a true, complete and correct list of all Contracts to which Seller is a party or by which it or any of its material assets is bound which primarily relate to the Business, the Purchased Assets or the Assumed Liabilities.

            (b) Seller has furnished Buyer with access to all material Contracts, together with all amendments thereto, set forth in Schedule 3.14.

            (c) There does not exist under any Contract any event of default or event or condition that, after notice or lapse of time or both, would constitute a violation, breach or event of default thereunder on the part of Seller or, to the knowledge of Seller, any other party thereto except for such events or conditions that, individually and in the aggregate, (i) have not had or resulted in, and could not reasonably be expected to result in the future in, a material adverse effect, and (ii) have not materially impaired the ability of Seller to perform its obligations under this Agreement. Each Contract is a legal, valid, binding and enforceable obligation of Seller and, to the knowledge of Seller, the other parties thereto. To the knowledge of Seller, no outstanding bid or proposal (or series of related bids or proposals) of Seller was bid by Seller, or if accepted would be made by Seller, at a loss.

      3.15 Proprietary Rights.

            (a) None of the Proprietary Rights owned by Seller is subject to any Lien in favor of any third party other than Permitted Liens. None of Seller's rights in or to any of its Proprietary Rights shall be adversely affected by its execution or delivery of this Agreement or by the performance of its obligations hereunder. No claims with respect to any Proprietary Rights have been asserted or, to Seller's knowledge, threatened by any Person (i) against Seller, or (ii) to Seller's knowledge, against any other Person based on its use of any of the Proprietary Rights. To the knowledge of Seller, no use of any of the Proprietary Rights by any Person (including Seller) constitutes or has constituted an unauthorized use, infringement, misappropriation or other violation of the intellectual property or rights therein of any other Person and no valid grounds exist for any bona fide claims against Seller or any such Person with respect to any Proprietary Rights. Without limiting the generality of the foregoing, no Person ever employed or otherwise engaged by Seller has asserted or, to Seller's knowledge, threatened, any claim against Seller alleging infringement, misappropriation or violation of any rights of such Person's intellectual property or rights therein or alleging or claiming any right or interest in or to the Proprietary Rights. To the knowledge of Seller, there has not been, nor is there presently, any unauthorized use, infringement, misappropriation or violation of any of the Proprietary Rights by any Person. Seller has the full right to possess, use, copy, distribute, display, transfer and license all Proprietary Rights used in the Business or covering any aspect of the Business.

            (b) No Proprietary Rights are subject to any outstanding order, award, decision, injunction, judgment, decree, stipulation or agreement in any manner restricting the transfer, use, enforcement or licensing thereof by Seller. Seller has not entered into any agreement to indemnify any other Person against any charge of infringement of any Proprietary Rights, except in connection with certain customer contracts made in the ordinary course of its business. Seller has not entered into any agreement granting any third party the right to bring infringement actions with respect to, or otherwise to enforce rights with respect to, any of the Proprietary Rights.

            (c) To the knowledge of Seller, Seller has paid all material fees, annuities and all other payments which have heretofore become due to any Governmental Body with respect to the Proprietary Rights.

            (d) Seller has not transferred its title in or to any of the Proprietary Rights. To the knowledge of Seller, no Proprietary Rights (including any source code and any algorithm or documentation contained in or relating to such source code) has been supplied by Seller to any Person except pursuant to a binding license prohibiting further distribution and disclosure. All computer programs and software which are owned, used or licensed by Seller, and all computer programs and software transferred by Seller to its customers or any other transferees, conform in all material respects with all specifications, representations, warranties and other descriptions established by Seller or conveyed thereby to its customers or other transferees.

            (e) To the knowledge of Seller, all work performed by each of the current employees, independent contractors and consultants of Seller, and each of the former employees, independent contractors and consultants of Seller, was a "work made for hire" within the meaning of and pursuant to 17 U.S.C. ss.101.

            (f) No event or circumstance has occurred, will occur, exists, will exist or is contemplated (including, without limitation, by the authorization, execution or delivery of this Agreement or the consummation of any of the transactions contemplated hereby) that (with or without notice or the lapse of time) will or could reasonably be expected to result in the release, disclosure or delivery to any third party of any part of any source code (or any algorithm or documentation contained in or relating to any source code) underlying any Proprietary Rights.

      3.16 Employees, Labor Matters, etc. Seller is not a party to or bound by any collective bargaining agreement and there are no labor unions or other organizations representing, purporting to represent or attempting to represent any employees employed by Seller. There has not occurred or, to the knowledge of Seller, been threatened any material strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity with respect to any employees employed by Seller. There are no labor disputes currently subject to any grievance procedure, arbitration or litigation and there is no representation petition pending or, to the knowledge of Seller, threatened with respect to any employee employed in the operation of the Business. Schedule 3.16 contains a full and complete list of all current employees and independent contractors of Seller.

      3.17 Employee Benefit Plans and Related Matters.

            (a) Schedule 3.17 lists each pension, retirement, profit-sharing, deferred compensation, bonus, phantom stock, restricted stock plan, stock option plan, stock purchase plan, deferred compensation arrangement, other incentive plan, severance pay plan or policy, supplemental executive retirement plan or policy, or other employee benefit program, arrangement, agreement or understanding, or medical, vision, dental or other health plan, or life insurance or disability plan, or any other employee benefit plan, including any "employee benefit plan" as defined in Section 3(3) of ERISA, to which Seller contributes or is a party or is bound and under which it may have liability and under which employees or former employees of the Business (or their beneficiaries) are eligible to participate or derive a benefit ("Employee Benefit Plans"). Seller has delivered to Buyer true, correct and complete copies of all documents, summary plan descriptions, insurance contracts, third party administration contracts and all other documentation created to embody all Employee Benefit Plans, plus descriptions of any Employee Benefit Plans that have not been reduced to writing.

            (b) No liability has been or is expected to be incurred by Seller under or pursuant to the Code or Title I or IV of ERISA or the penalty, excise tax or joint and several liability provisions of the Code or ERISA relating to Employee Benefit Plans and, to the knowledge of Seller, no event, transaction or condition has occurred or exists that could result in any such liability to the Business or, following the Closing, Buyer or any such Employee Benefit Plan.

            (c) No Employee Benefit Plan is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA, a "multiple employer plan" within the meaning of Section 413(c) of the Code, or a defined benefit plan within the meaning of Section 3(35) of ERISA.

      3.18 Order Backlog. A true and complete list of all firm product and service purchase orders and contracts for the sale of goods or the delivery of services by Seller in connection with the Business (collectively, the "Backlog") pending as of the latest practical date prior to the date of this Agreement is set forth in Schedule 3.18.

      3.19 Disclosure. Assuming the accuracy of the representation and warranty of the Buyer contained in Section 4.6, this Agreement (including the Exhibits and Schedules referred to herein) and the documents and instruments furnished to Buyer in connection with the Closing of the transactions contemplated by this Agreement, taken together as a whole, do not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. Anything in this Agreement to the contrary notwithstanding, Seller makes no representations or warranties with respect to any projections, forecasts or other similar forward-looking statements.

      3.20 No Retention Agreements, etc. There are no retention agreements, severance agreements, change of control agreements and similar arrangements to which Seller, on the one hand, and any employee, consultant or other Person, on the other hand, are a party.

      3.21 Real Property Holding Company. Seller is not a real property holding company within the meaning of Section 897 of the Code.

      3.22 Capital Assets. Schedule 3.22 sets forth a true, correct and complete list of each capital asset of Seller included in the Purchased Assets on the date hereof.

      3.23 Insurance. The insurance plans and policies maintained by, or otherwise benefiting, Seller or the Business (collectively, the "Insurance Policies") are set forth on Schedule 3.23. The Insurance Policies are currently and have been at all times during their respective policy periods in full force and effect and such policies are and have been during all times of the operation of the Business by Seller reasonably adequate and sufficient to protect the operation and assets of the Business.

      3.24 Transactions with Affiliates. Except as set forth in Schedule 3.24, Seller is not a party to any Contract relating to the Business to which Seller, on the one hand, and any of its Affiliates, on the other hand, are parties.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BUYER

      As a material inducement to Seller to enter into this Agreement, Buyer represents and warrants to, and covenants with, Seller as follows:

      4.1 Authority.

            (a) Buyer has the absolute and unrestricted right, power, authority and capacity to execute and deliver, and to enter into and perform its obligations under, this Agreement and each of the Transaction Documents to which it is a party. The execution, delivery and performance of this Agreement and each of the Transaction Documents by Buyer and the consummation of the transactions contemplated hereby by Buyer have been duly and validly authorized by all requisite corporate action, and no other proceedings on the part of Buyer are necessary to authorize the execution, delivery and performance of this Agreement and each of the Transaction Documents to which it is a party. This Agreement has been duly executed and delivered by Buyer. Each of the Transaction Documents to which Buyer is a party will, at Closing, be duly executed and delivered by Buyer.

            (b) Upon due execution and delivery, this Agreement and each of the Transaction Documents to which Buyer is a party will constitute the valid and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies, and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

      4.2 No Conflict. Neither the execution and delivery of this Agreement or any Transaction Document by Buyer nor the performance by Buyer of the transactions contemplated hereby or thereby will conflict with or result in (with or without notice or lapse of time) a violation or breach, as the case may be, of (a) any provision of Buyer's Organizational Documents, (b) any resolution adopted by Seller's directors, or (c) any Legal Requirement or any Order to which Buyer or any of the Purchased Assets may be subject.

      4.3 Litigation. There is no pending Proceeding that has been commenced or threatened in writing by or against Buyer that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement.

      4.4 Solvency. Based on the financial condition of Buyer as of the Closing Date after giving effect to the purchase of the Purchased Assets and the assumption of the Assumed Liabilities by Buyer and the financing arrangements set forth on Schedule 4.4 hereto, (i) Buyer's assets do not constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by Buyer utilizing the Purchased Assets, and projected capital requirements and capital availability thereof under the conditions Buyer knows to exist on the date hereof; and (ii) Buyer believes in good faith that the current cash flow of Buyer, together with the proceeds Buyer would receive, were it to liquidate all of its assets (including the Purchased Assets), after taking into account all anticipated uses of the proceeds of such liquidation (including the satisfaction and payment of the Assumed Liabilities), would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid. Buyer does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt). Buyer has no knowledge of any facts or circumstances which lead it to believe that it will file for reorganization or liquidation under the bankruptcy or reorganization laws of any jurisdiction within one year from the Closing Date.

      4.5 Brokers and Finders. None of Buyer or its Affiliates or agents has incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement or the Transaction Documents or the transactions contemplated hereby.

      4.6 Withholding of Information. To Buyer's knowledge after due investigation, there are no Contracts, liabilities or other matters that are not disclosed on a schedule to this Agreement, and there are no other violations of Seller's or OTV's representations or warranties existing that could reasonably be expected to give rise to Seller's or OTV's obligation to indemnify Buyer or any other Buyer Indemnified Party pursuant to Article IX of this Agreement or otherwise. In the event of any breach of this Section 4.6, (a) the matter, fact or circumstance at issue omitted from one or more schedules to the Agreement (an "Omitted Matter") shall be deemed for all purposes to have been disclosed as required on one or more schedules hereto, including as an Assumed Liability on
Schedule 2.2(a) as appropriate, (b) neither Seller nor OTV shall have any liability to indemnify any Buyer Indemnified Party pursuant to Article IX of this Agreement or otherwise with respect to the Omitted Matter, and (c) Seller and OTV shall not have a claim against Buyer for a breach of this Section 4.6.

                                   ARTICLE V

                              PRE-CLOSING COVENANTS

      During the period beginning on the date of this Agreement until the earlier of Closing Date or the date of termination of this Agreement pursuant to
Section 5.5, Seller, OTV (solely with respect to the covenants that expressly identify OTV) and Buyer respectively agree (severally and not jointly and severally) that (except as expressly contemplated or permitted by this Agreement or the Transaction Documents or to the extent that Seller and Buyer, as the case may be, shall otherwise consent in writing):

      5.1 No Transfer or Inconsistent Action. Seller shall operate the Business in the ordinary course consistent with past practice and shall not sell, transfer or otherwise dispose of or in any way encumber any of the Purchased Assets or take any action inconsistent with the approval and consummation of this Agreement or the Transaction Documents or the transactions contemplated hereby and thereby.

      5.2 Reasonable Efforts. Seller will use reasonable efforts, including full cooperation with Buyer, to secure fulfillment of all of the conditions precedent to Buyer's obligations hereunder, and Buyer will use reasonable efforts, including full cooperation with Seller, to secure fulfillment of all of the conditions precedent to Seller's obligations hereunder. Seller shall, and OTV will use its reasonable efforts to cause Seller to, provide Buyer with access to all documents, information and Persons reasonably requested by Buyer in connection with its performance of and under this Agreement and the transactions contemplated herein and therein.

      5.3 My Travel Release. Buyer shall secure a release on behalf of Seller and OTV with respect to any claim relating to or arising out of the guarantee by OTV in favor of MyTravel USA Holdings, Inc. of the Purchase Price Note dated October 31, 2003 in the amount of $5,000,000 from Seller in favor of MyTravel USA Holdings, Inc. or any other obligations of OTV to MyTravel USA Holdings, Inc.

      5.4 OTV Cash Transfer. From October 27, 2005 through the Closing Date, OTV shall transfer at times determined by OTV an aggregate amount of $2,639,000 in immediately available funds to Seller (which funds shall comprise a portion of the Purchased Assets) less an amount mutually agreed to at Closing based upon the amount of liabilities assumed and excluded by Buyer, in order to support the continued operation thereof through the Closing Date and to serve as security for the representations and warranties made by Seller in this Agreement, (the "OTV Cash Transfer Amount"). Buyer acknowledges that, as of the date hereof, OTV has transferred approximately $750,000.00 of the OTV Cash Transfer Amount, and from the date hereof through the Closing Date, OTV shall transfer the additional OTV Transfer Amount an amount agreed to at Closing.

      5.5 Maintenance of Insurance Policies, Contracts and Permits. Through the Closing Date, Seller shall maintain the Insurance Policies set forth on Schedule
3.23 hereto and Seller and OTV shall use their commercially reasonable efforts to maintain all Contracts and Permits of Seller in full force and effect and shall not willingly permit any such Contract or Permit to be terminated, modified or encumbered in any manner to the detriment of Buyer.

      5.6 Termination.

            (a) Termination of Agreement. This Agreement may be terminated at any time prior to the Closing under the following circumstances:

                  (i) upon the written consent of Seller, OTV and Buyer;

                  (ii) by Buyer (x) if the conditions set forth in Sections 6.1 and 6.2 shall not be fully satisfied (unless such failure to satisfy results primarily from Buyer breaching any representation, warranty or covenant contained in this Agreement) or waived in writing by Buyer by Closing, (y) Buyer reasonably believes that it will not be able to fulfill the condition contained in Section 6.3(e) with respect to financing and Buyer has used its commercially reasonable efforts to satisfy such condition, or (z) if the Closing shall not have occurred on or before February 10, 2006 (unless due to a default by Buyer hereunder);

                  (iii) by Seller (x) if the conditions set forth in Sections
6.1 and 6.3 shall not be fully satisfied (unless such failure to satisfy results primarily from Seller breaching any representation, warranty or covenant contained in this Agreement) or waived in writing by Seller by Closing, 2006, or
(y) if the Closing shall not have occurred on or before February 17, 2006 (unless due to a default by Seller hereunder);

                  (iv) by either Buyer or Seller if either party shall not agree to the addition of Excluded Liabilities set forth on any amendment to Schedule 2.2(b) hereto made by Buyer prior to Closing subsequent to the original Schedule 2.2(b) attached to this Agreement on the date of this Agreement; or

                  (v) by either Seller or Buyer if the consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any court or Governmental Body having competent jurisdiction.

            (b) Effect of Termination. If any party terminates this Agreement pursuant to this Section 5.6, all rights and obligations of the parties hereunder shall terminate without any liability of any party to any other party, except as specified below; provided, however, that the provisions contained in
Section 10.7 (Expenses), Section 10.9 (Consent to Jurisdiction; Forum Selection; Governing Law; Waiver of Jury Trial) and Section 10.15 (Interpretive Matters) shall survive termination of this Agreement. If this Agreement is terminated pursuant to Section 5.6(a)(ii) or (a)(iii) above, such termination shall not be exclusive of any other remedy under this Agreement that the terminating party hereto may have against any other party hereto, or at law or in equity, by reason of any breach or default giving rise to such right of termination. If this Agreement is terminated as provided by this Section 5.6, Buyer will redeliver to Seller all documents and other materials provided by Seller in accordance with the transactions contemplated by this Agreement and the Transaction Documents.

                                   ARTICLE VI

                         CONDITIONS PRECEDENT TO CLOSING

      6.1 Conditions to Each Party's Obligation. The respective obligation of each party hereto to effect the transactions contemplated hereby shall be subject to the satisfaction as of the Closing Date of the following conditions:
(a) no provision of any applicable law shall prohibit the consummation of the Closing and no suit, action or Proceeding by any third party or Governmental Body with respect to the transactions contemplated hereby shall be pending or Threatened in writing and (b) no injunction, restraining order or Order of any nature shall have been issued by or be pending before any court of competent jurisdiction or any other Governmental Body challenging the validity or legality of the transactions contemplated hereby or restraining or prohibiting the consummation of such transactions.

      6.2 Conditions to Obligation of Buyer. The obligation of Buyer to effect the transactions contemplated hereby is subject to the fulfillment of the following conditions on or prior to the Closing Date (unless otherwise waived in writing by Buyer).

            (a) Representations and Warranties. The representations and warranties made by Seller herein that are qualified by materiality shall be true and correct in all respects and the representations and warranties made by Seller herein that are not qualified by materiality shall be true and correct in all material respects, each on the date hereof and on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except to the extent that any such representation and warranty is specifically made as of a certain date, in which case such representation and warranty shall be true and correct in all respects or in all material respects, as applicable, as of such date, and Seller shall have delivered a certificate to Buyer executed by the President of Seller which certifies to the foregoing;

            (b) Performance of Obligations of Seller. Seller shall have performed or complied in all respects with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by Seller on or before the Closing, and at such time Seller shall not be in default in the performance of or compliance with any of the provisions of the Agreement or the Transaction Documents to which Seller is a party, and Seller shall have delivered a certificate to Buyer executed by the President of Seller which certifies to the foregoing (such certificates, together with the certificates referred to in Section 6.2(a), the "Seller's Certificates");

            (c) Delivery of Closing Documents. Buyer shall have received all documents and other items to be delivered under Section 7.2;

            (d) Governmental Approvals. There shall have been received all necessary Governmental Authorizations required in connection with the transactions contemplated hereunder;

            (e) Material Adverse Change. There shall not have occurred any event, circumstance, occurrence, fact, condition, change or effect that is materially adverse to the business, operations, results of operations, financial condition, prospects, properties, assets or liabilities of the Business; provided that any adverse change, event, development or effect arising from (a) general national economic, financial, political or business conditions, weather, war or acts of terrorism (to the extent such events do not have a disproportionate effect on Seller relative to other entities operating businesses similar to the business of Seller), (b) conditions (including changes in economic, financial market, regulatory or political conditions) affecting generally the industries in which Seller operates (to the extent such events do not have a disproportionate effect on Seller relative to other entities operating businesses similar to the business of Seller), (c) changes in the United States generally accepted accounting principles, or (d) changes in laws, regulations, rules or other directives by any Governmental Authority, shall not constitute a material adverse effect; and

            (f) OTV Cash Transfer. The OTV Cash Transfer Amount shall have been transferred by OTV by wire transfer of immediately available funds to Seller at or prior to the Closing Date.

      6.3 Conditions to Obligation of Seller. The obligation of Seller to effect the transactions contemplated hereby are subject to the fulfillment of the following conditions on or prior to the Closing Date (unless otherwise waived in writing by Seller):

            (a) Representations and Warranties. The representations and warranties made by Buyer herein that are qualified by materiality shall be true and correct in all respects and the representations and warranties made by Seller herein that are not qualified by materiality shall be true and correct in all material respects, each on the date hereof and on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except to the extent that any such representation and warranty is specifically made as of a certain date, in which case such representation and warranty shall be true and correct in all respects, or in all material respects, as applicable, as of such date, and Buyer shall have delivered a certificate to Seller executed by a senior executive of Buyer to Seller which certifies to the foregoing;

            (b) Performance of Obligations of Buyer. Buyer shall have performed or complied in all respects with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing, and at such time Buyer shall not be in default in the performance of or compliance with any of the provisions of this Agreement or the Transaction Documents to which Buyer is a party, and Buyer shall have delivered a certificate executed by a senior executive of Buyer to Seller which certifies to the foregoing (such certificate, together with the certificate referred to in Section 6.3(a), the "Buyer's Certificates");

            (c) Delivery of Closing Documents. Seller shall have received all documents and other items to be delivered under Section 7.3;

            (d) Governmental Approvals. There shall have been received all necessary Governmental Authorizations required in connection with the transactions contemplated hereunder; and

            (e) Financing. Contemporaneous with the Closing (assuming the consummation of the Closing), Buyer shall have received cash proceeds of at least $2,000,000 of cash available to fund the operations of the Business and a firm commitment for at least $3,000,000 in immediately available unconditional cash proceeds from equity investments therein and at least $5,000,000 in immediately available unconditional cash proceeds from debt issuances thereof.

                                  ARTICLE VII

                                     CLOSING

      7.1 Closing. The transactions that are the subject of this Agreement shall be consummated at a closing (the "Closing") which shall be held at the offices of Proskauer Rose LLP, 1585 Broadway, New York, New York 10036 (or at such other place or in such other manner as the parties may mutually agree) on a date mutually satisfactory to all parties, but in no event later than two (2) business days after satisfaction or waiver of the conditions set forth in
Article VI (other than the conditions that by their terms shall be or must necessarily be satisfied at the Closing). The date of the Closing is sometimes referred to herein as the "Closing Date".

      7.2 Deliveries by Seller. At the Closing, Seller shall deliver to Buyer the following (or the same shall be waived in writing by Buyer), all of which shall be deemed to be delivered simultaneously:

            (a) Instruments of Conveyance. The Bill of Sale duly executed by Seller and instruments of conveyance for any Seller Proprietary Rights reasonably requested by Buyer in form and substance reasonably satisfactory to Buyer;

            (b) Seller's Certificates. Duly executed Seller's Certificates;

            (c) Possession of Purchased Assets. Legal and actual possession of the Purchased Assets;

            (d) Payment of the OTV Cash Transfer Amount. OTV shall pay any remaining portion of the OTV Cash Transfer Amount by wire transfer of immediately available funds to Seller at Closing;

            (e) Opinion of OTV's Delaware Counsel. An opinion from OTV's Delaware legal counsel stating, subject to customary qualifications and assumptions for an opinion with respect to such subject matter, that the approval of the stockholders of OTV is not required in connection with the transactions contemplated hereby.

            (f) Delivery of Sublease. Seller shall deliver to Buyer a duly executed copy of the Sublease Agreement agreed to by Buyer and Seller, including, without limitation, the terms set forth on Exhibit B hereto; and

            (g) Other Documents. Such other documents as Buyer may reasonably request for the purpose of consummating the transactions contemplated by this Agreement.

      7.3 Deliveries by Buyer. At the Closing, Buyer shall deliver to Seller the following (or the same shall be waived in writing by Seller), all of which shall be deemed to be delivered simultaneously:

            (a) Instruments of Assumption. The Bill of Sale duly executed by Buyer;

            (b) Buyer's Certificates. Duly executed Buyer's Certificates; and

            (c) Other Documents. Such other documents as Seller may reasonably request for the purpose of consummating the transactions contemplated by this Agreement.

                                  ARTICLE VIII

                             COVENANTS AFTER CLOSING

      8.1 No Assignment in Certain Circumstances. Notwithstanding anything herein to the contrary, this Agreement shall not constitute an agreement to sell, convey, assign, transfer or deliver any interest in any license, instrument, commitment, lease, Permit or other Contract or arrangement or Governmental Authorization or any claim, right or benefit arising thereunder or resulting therefrom, if a sale, conveyance, assignment, transfer or delivery or an attempt to make such a sale, conveyance, assignment, transfer or delivery without the authorization, approval, consent or waiver of a third party would constitute a breach or violation thereof or affect adversely the rights of Seller thereunder; and any sale, conveyance, assignment, transfer or delivery to Buyer of any interest under any such license, instrument, commitment, lease, Permit or other Contract or arrangement or Governmental Authorization that requires the authorization, approval, consent or waiver of a third party shall be made subject to such authorization, approval, consent or waiver being obtained. In the event that any such authorization, approval, consent or waiver is not obtained on or prior to the Closing Date and Seller waives the condition to its obligation to close the transaction set forth in Section 6.3, (i) Buyer shall have the right, but not the obligation, to use its reasonable commercial efforts to obtain any such authorization, approval, consent or waiver following the Closing, and (ii) Seller shall, to the greatest extent permitted by law and any such agreement or instrument, commitment, lease, Permit or other Contract or arrangement or Governmental Authorization (including by acting as an agent of Buyer or its Affiliates) and under and subject to limitations arising under the circumstances that Buyer will own the Purchased Assets and be operating the Business, continue to comply with, maintain and hold such instrument, commitment, lease or other Contract or arrangement or Governmental Authorization or any claim, right or benefit arising thereunder or resulting therefrom in trust for the benefit of Buyer or otherwise for the exclusive use and benefit of Buyer such that Buyer receives the interest of Seller in the benefits therefrom until the earlier of the nine month anniversary of the Closing Date or such time as such authorization, approval, consent or waiver is obtained, but such instrument, commitment, lease or other Contract or arrangement or Governmental Authorization shall not be deemed to be included in the Purchased Assets unless and until such authorization, approval, consent or waiver is obtained. Buyer shall perform, as a subcontractor or on a similar basis, the obligations under any such instrument, commitment, contract, lease, Permit or other agreement or arrangement that Buyer wishes to include as a Purchased Asset or wishes Seller to maintain hereunder.

      8.2 Seller's Access to Information. After the Closing Date, Buyer will give, or cause to be given, to Seller and its representatives, during normal business hours, such reasonable access to the personnel, properties, titles, contracts, books, records, files and documents included in the Purchased Assets and, at Seller's expense, access to and copies of titles, contracts, books, records, files and documents included in the Purchased Assets, in each case to the extent reasonably necessary to allow Seller to obtain information in connection with the preparation and any audit of Seller's Tax Returns and any claims, demands, other audits, suits, actions or Proceedings by or against Seller as the previous owners and operators of the Purchased Assets and the Business.

      8.3 Buyer's Access to Information. After the Closing Date, Seller (and OTV will cooperate) to give to Buyer and its representatives, during normal business hours, such reasonable access to the personnel, properties, titles, contracts, books, records, files and documents of Seller not included in the Purchased Assets and, at Buyer's expense, access to and copies of titles, Contracts, books, records, files and documents not included in the Purchased Assets to the extent reasonably necessary to allow Buyer to obtain information in connection with the operation of the Business, the preparation and any audit of Buyer's Tax Returns and any claims, demands, other audits, suits, actions or Proceedings by or against Buyer as the owner and operator of the Purchased Assets and the Business or as is reasonably necessary to enjoy the full benefit of any of the Purchased Assets.

      8.4 Liability for Taxes; Retention of Records. In accordance with Article IX, Seller shall indemnify and hold Buyer harmless from and against all liabilities for Taxes imposed upon, or incurred by, Seller at any time or attributable to the operation of the business of Seller prior to the time of the Closing which are not Assumed Liabilities. Buyer and Seller shall retain all books, records and other data pertaining to Tax matters with respect to the operation of the business of Seller and the Purchased Assets for all open periods through the Closing Date. In particular, Buyer and Seller shall retain all Tax Returns, schedules and work papers, and all material records and other documents relating thereto with respect to the operation of the business of Seller and the Purchased Assets prior to the Closing Date, until the expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective Tax periods, or for any longer periods as may be required by any Governmental Authority or ongoing litigation, and shall make such records reasonably available at reasonable times upon reasonable notice to Seller, as may be reasonably required. Seller and OTV hereby grant Buyer the right, but not the obligation, to settle any Proceeding relating to any Tax to the extent such Tax is an Assumed Liability.

      8.5 Employee Matters.

            (a) Employee Benefit Plans. As of the Closing Date, Buyer shall become the sponsor of the Employee Benefit Plans listed on Schedule 8.5(a) and shall assume all duties and obligations associated with such sponsorship with respect to all individuals entitled to benefits or other compensation under such Employee Benefit Plans, whether or not such individuals become employed by Buyer. Buyer further agrees that following the Closing Date, any and all liability with respect to the Employee Benefit Plans set forth on Schedule 8.5(a) shall be the sole obligation of Buyer.

            (b) Employees. On or before the Closing Date, Buyer shall offer employment to all employees of Seller at the same location and at the same wage or salary and with substantially the same benefits that each such employee had with Seller immediately prior to the Closing, with such employment to commence immediately upon Closing. Those employees of Sellers who accept an offer of employment from Buyer and become employed by Buyer shall be referred to herein, collectively, as "Transferring Employees." Except for termination for just cause, Buyer will not terminate the employment of any of the Transferring Employees until at least the 100th day after the Closing Date (the "100th Date"), and will through the 100th Day, for so long as a Transferring Employee remains employed by Buyer, maintain that employee's location of work, wage or salary and benefits as described above in this Section 8.5(b). Until the 100th Day, Buyer will not terminate any employee, including for just cause, if, as a result of such termination, 50 or more employees will have suffered a termination of employment during any 90-day period from 90 days prior to the Closing Date to the 100th Day. Seller represents and warrants to Buyer that
Schedule 8.5(b) sets forth employees terminated by Seller within the 90 days prior to the Closing Date. Buyer shall indemnify and hold Seller Indemnified Parties harmless for any and all liability arising from Buyer's acts following the Closing Date, including liability related to employee termination and severances costs and expenses for Transferring Employees required under COBRA and ERISA, and any liability under the federal WARN Act and any applicable state or local plant closing notification or similar statute arising due to the acts of Buyer including liability for Transferring Employees and any employees not hired by Buyer. Seller shall indemnify and hold Buyer Indemnified Parties harmless for any and all liability arising from or relating to the employment or any related action of Seller with respect to each employee of Seller prior to the Closing, to the extent not expressly assumed by Buyer as an Assumed Liability under this Agreement.

            (c) Wages. Seller agrees that all amounts of wages, bonuses, commissions or other compensation (excluding vacation and sick leave pay) due to its employees in respect of all periods ending on or prior to the Closing Date shall be paid by Seller, without regard to the employment by Buyer of any of Seller's employees after the Closing Date, including, without limitation, the Transferring Employees.

            (d) Benefits. Buyer agrees, in applying its vacation and sick leave policies, to credit each of the Transferring Employees with all vacation or sick leave time he or she had accrued but not used as of the Closing Date under Sellers' vacation and sick leave policies, and will not cause any such time to be forfeited. Seller represents and warrants that a complete list of all such time is set forth on Schedule 8.5(d) hereto Vacation and sick leave time after the Closing Date will accrue as provided under Buyer's policies. Buyer shall recognize all past time of employment of Transferred Employees with Seller for purposes of calculating any benefits under Buyer's welfare or benefit plans and corporate policies with respect to employees.

            (e) Limitation. Except as specifically provided, no provision of this Section 8.5 shall be construed to create any right or entitlement whatsoever in any Transferred Employee or any beneficiary or dependent thereof, including without limitation a right to continued employment or to any benefit under a plan or any other compensation.

            (f) Cooperation. Seller and Buyer shall use their commercially reasonable efforts to cooperate with one another in making any communications with employees following the public announcement of this Agreement, including without limitation any communications regarding any employee benefit plans or employee arrangements.

            (g) COBRA. Buyer shall be responsible for the continuation of health plan coverage, in accordance with the requirements of COBRA, for any employee or qualified beneficiary under any Employee Benefit Plan who is already receiving COBRA benefits or who loses health coverage in connection with the transactions contemplated by this Agreement.

      8.6 Letters of Credit. Seller shall cause the letters of credit for the benefit of Seller listed on Schedule 8.6 to remain in full force and effect for the benefit of Buyer following the Closing until the earlier of (a) the date on which such letters of credit terminate by their respective terms, or (b) the one
(1) year anniversary of the Closing Date. Buyer shall use commercially reasonable efforts to replace such letters of credit with letters of credit of substantially similar value on or prior to the one (1) year anniversary of the Closing Date.

      8.7 Buyer Products and OTV Bulk Rate Contracts. Each of OTV and Buyer hereby covenants and agrees to negotiate in good faith following the Closing a commission-based marketing and sales agreement with respect to the products and services provided by Buyer. Each of OTV and Buyer hereby covenants and agrees to negotiate in good faith following the Closing the provision of access to Buyer to the bulk rate air and hotel contracts available to OTV.

      8.8 Insurance. From and after the Closing Date, Seller shall maintain each Insurance Policy as necessary to allow the recovery of any pending or current claim under any such Insurance Policy.

                                   ARTICLE IX

                                 INDEMNIFICATION

      9.1 Indemnification by Seller. Subject to the other provisions of this
Article IX, from and after the Closing, Seller agrees to indemnify, defend and save Buyer Indemnified Parties harmless from and against, and to promptly pay to Buyer Indemnified Party or reimburse Buyer Indemnified Party for, any and all liabilities (whether contingent, fixed or unfixed, liquidated or unliquidated, or otherwise), obligations, deficiencies, demands, claims, suits, actions, or causes of action, assessments, losses, costs, expenses, interest, fines, penalties, actual or punitive damages or costs or expense of any and all investigations, Proceedings, judgments, environmental analysis, remediations, settlements and compromises (including reasonable fees and expenses of attorneys, accountants and other experts) (individually and collectively, the "Losses") sustained or incurred by such Buyer Indemnified Party relating to, resulting from, arising out of, or otherwise by virtue of, any of the following:

            (a) any breach of a representation or warranty made herein by Seller;

            (b) any non-compliance with or breach by Seller of any of the covenants or agreements contained in this Agreement to be performed by Seller;

            (c) any liability or obligation of Seller or any assertion against a Buyer Indemnified Party, arising out of or relating, directly or indirectly, to any of the Excluded Liabilities or Excluded Assets;

            (d) the ownership, operation or use of the Purchased Assets prior to the time of the Closing other than with respect to or in connection with (i) the Assumed Liabilities, and (ii) payment and performance obligations that arise after the time of the Closing under any Contracts transferred to Buyer pursuant to this Agreement;

            (e) any claim for payment of fees and/or expenses as a broker or finder in connection with the origin, negotiation, execution or consummation of this Agreement based upon an alleged agreement between claimant and Seller, or any of its respective Affiliates; and

            (f) any failure by Seller to comply with any bulk sales laws applicable to the transactions contemplated hereby.

      9.2 Indemnification by OTV. Subject to the other provisions of this
Article IX, from and after the Closing, OTV agrees to indemnify, defend and save Buyer Indemnified Parties harmless from and against, and to promptly pay to Buyer Indemnified Party or reimburse Buyer Indemnified Party for, any and all Losses sustained or incurred by such Buyer Indemnified Party relating to, resulting from, arising out of, or otherwise by virtue of, any of the following:

            (a) any breach of a representation or warranty made herein by OTV;

            (b) any non-compliance with or breach by OTV of any of the covenants or agreements contained in this Agreement to be performed by OTV; and

            (c) any claim for payment of fees and/or expenses as a broker or finder in connection with the origin, negotiation, execution or consummation of this Agreement based upon an alleged agreement between claimant and OTV, or any of its respective Affiliates.

      9.3 Indemnification by Buyer. Subject to the other provisions of this
Article IX, from and after the Closing, Buyer agrees to indemnify, defend and save Seller Indemnified Parties harmless from and against, and to promptly pay to each Seller Indemnified Party or reimburse each Seller Indemnified Party for, any and all Losses sustained or incurred by such Seller Indemnified Party relating to, resulting from, arising out of, or otherwise by virtue of, any of the following:

            (a) any breach of a representation or warranty made herein by Buyer;

            (b) any non-compliance with or breach by Buyer of any of the covenants or agreements contained in this Agreement to be performed by Buyer;

            (c) any liability or obligation of Buyer or any assertion against a Seller Indemnified Party, arising out of or relating, directly or indirectly, to any of the Assumed Liabilities;

            (d) the ownership, operation or use of the Purchased Assets following the Closing other than with respect to or in connection with the Excluded Liabilities. For purposes of clarification and not limitation, Buyer shall not be liable under this Section 9.3 or otherwise for any Losses arising from or relating to the use or ownership of the Purchased Assets prior to the Closing to the extent the same are not expressly Assumed Liabilities under this Agreement; and

            (e) any claim for payment of fees and/or expenses as a broker or finder in connection with the origin, negotiation, execution or consummation of this Agreement based upon an alleged agreement between claimant and any of Buyer or its Affiliates.

      9.4 Indemnification Procedure for Third Party Claims.

            (a) In the event that subsequent to the Closing any Person entitled to indemnification under this Agreement (an "Indemnified Party") asserts a claim for indemnification or receives notice of the assertion of any claim or of the commencement of any action or Proceeding by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (including, but not limited to, any domestic or foreign court or Governmental Body) (a "Third Party Claim") against such Indemnified Party, relating to a matter for which a party to this Agreement is required to provide indemnification under this Agreement (an "Indemnifying Party"), the Indemnified Party shall give written notice regarding such claim (and attaching a copy of all papers served with respect to such claim) to the Indemnifying Party within thirty (30) days after learning of such claim (the "Claim Notice"). The Indemnifying Party shall have the right, upon written notice to the Indemnified Party (the "Defense Notice") within thirty (30) days after receipt from the Indemnified Party of the Claim Notice, to conduct at its expense the defense against such claim in its own name, or, if necessary, in the name of the Indemnified Party. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume control of a Third Party Claim and shall pay the reasonable fees and expenses of counsel retained by the Indemnified Party if the Third Party Claim (i) seeks injunctive or other equitable relief, or (ii) involves criminal allegations against the Indemnified Party.

            (b) In the event that the Indemnifying Party shall fail to give the Defense Notice within the time period described above, it shall be deemed to have elected not to conduct the defense of the subject claim, and in such event the Indemnified Party shall have the right to conduct such defense in good faith and to compromise and settle the claim without prior consent of the Indemnifying Party and such Indemnifying Party will be liable for all reasonable costs and expenses paid or incurred in connection therewith. The Indemnified Party may not settle the Third Party Claim without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, if such settlement would lead to any liability or create any other obligation of the Indemnifying Party.

            (c) In the event that the Indemnifying Party does deliver a Defense Notice within the time period described above and thereby elects to conduct the defense of the subject claim, the Indemnifying Party shall diligently conduct such defense and the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance and materials as it may reasonably request, all at the expense of the Indemnifying Party, and the Indemnified Party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing.

            (d) The Indemnifying Party may enter into any settlement of any Third Party Claim; provided, however, the Indemnifying Party may not enter into any settlement of any Third Party Claim without the prior written consent of the Indemnified Party if pursuant to or as a result of such settlement injunctive or other equitable relief would be imposed against the Indemnified Party.

            (e) Any final judgment entered or settlement agreed upon in the manner provided herein shall be binding upon the Indemnifying Party, and shall conclusively be deemed to be an obligation with respect to which the Indemnified Party is entitled to prompt indemnification hereunder.

            (f) Each party shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall provide reasonable access upon reasonable notice at reasonable times to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, all at the expense of the Indemnifying Party.

      9.5 Direct Claims. It is the intent of the parties hereto that all direct claims by an Indemnified Party against a party hereto not arising out of Third Party Claims shall be subject to and benefit from the terms of this Section 9.5. Any claim under this Section 9.5 by an Indemnified Party for indemnification other than indemnification against a Third Party Claim (a "Direct Claim") will be asserted by giving the Indemnifying Party written notice thereof (a "Direct Claim Notice"), and the Indemnifying Party will have a period of thirty (30) days within which to satisfy such Direct Claims, except for injunctive or equitable relief, which the Indemnified Party may pursue at any time. The Indemnifying Party shall only be deemed to reject such claim if it sends notice thereof to the Indemnified Party within such thirty (30) day period, in which event the Indemnified Party will be free to pursue such remedies as may be available to the Indemnified Party under this Article IX or otherwise. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party will be deemed to have accepted such claim.

      9.6 Failure to Give Timely Notice. A failure by an Indemnified Party to give timely, complete or accurate notice as provided in this Article IX will not affect the rights or obligations of the Indemnifying Party hereunder except and only to the extent that, as a result of such failure, any party entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise materially damaged as a result of such failure to give timely notice.

      9.7 Survival of Representations and Warranties. All of the representations and warranties set forth in this Agreement or in any of the other Transaction Documents shall survive the execution and delivery of this Agreement and the consummation of the transactions until they expire and terminate on the date one
(1) year after the Closing Date, except the representations and warranties contained in Sections 3.1(a), 3.1(c), 3.2, 3.6(a) and 4.1(a) which shall survive indefinitely, and Section 3.10 which shall survive until the expiration of the applicable statute of limitations.

      9.8 Adjustment to Purchase Price. Any indemnification received under Sections 8.4 or 8.5 or this Article IX shall be, to the extent permitted by law, an adjustment to the Purchase Price.

      9.9 Certain Limitations. Notwithstanding anything to the contrary set forth in this Agreement (but subject to the terms of this Section 9.9), other than Losses arising out of fraud or willful misconduct of a party hereto, the obligation hereunder of any Indemnifying Party shall not include any special, punitive or consequential damages.

                                   ARTICLE X

                                  MISCELLANEOUS

      10.1 Notices, Consents, etc. Any notices, consents or other communication required to be sent or given hereunder by any of the parties shall in every case be in writing and shall be deemed properly served (a) when personally delivered,
(b) one (1) business day following delivery by sender to a nationally-recognized overnight courier service for pre-paid delivery on the succeeding business day, and (c) upon facsimile transmission (provided such facsimile machine emits a transmission confirmation), if such transmission occurs prior to 5:00 pm recipient's time on a business day so long as such notice is also sent by nationally recognized overnight courier for the following business day, or on the next succeeding business day if such transmission occurs at or after 5:00 pm recipient's time on a business day or on a day other than a business day so long as such notice is also sent by nationally recognized overnight courier for the following business day, in each case to the respective mailing addresses of each party hereto as provided below:

            (a)   If to Buyer:

                        Crystal Hospitality Group, Inc.
                        641 Shunpike Road, Suite 333
                        Chatham, New Jersey 07928
                        Attn: Fabrizzio P. Busso-Campana
                        Fax:  (908) 349-3043
                  with a copy to (which shall not constitute notice):

                        Proskauer Rose LLP
                        1585 Broadway
                        New York, New York 10036-8299
                        Attn: Sheldon I. Hirshon, Esq.
                        Fax:  (212) 969-2900

            (b)   If to Seller or OTV:

                        5775 Peachtree Dunwoody Road
                        Building G, Suite 300
                        Atlanta, Georgia 30346
                        Attention: Marc E. Bercoon
                        Fax No.:   (404 943-1094]

                  with a copy to (which shall not constitute notice):

                        Katten Muchin Rosenman LLP
                        525 West Monroe Street
                        Chicago, Illinois 60661-3693
                        Attention: Matthew S. Brown, Esq.
                                   Mark D. Guidubaldi, Esq.
                        Fax No.:   (312) 902-1061

      10.2 Public Announcements. No party hereto shall make any public announcement or filing with respect to the transactions provided for herein without the prior written consent of the other parties hereto (which consent shall not be unreasonably withheld or delayed), except as required by any Legal Requirement (including, but not limited to rules and regulations of the Securities Exchange Commission or the American Stock Exchange). Buyer acknowledges that upon each of the execution of this Agreement and the Closing OTV will issue a press release announcing the transactions contemplated herein, and the terms thereof, and file this Agreement and the Transaction Documents as publicly-available exhibits to a Current Report on Form 8-K with the Securities Exchange Commission.

      10.3 Severability. The unenforceability or invalidity of any provision of this Agreement shall not affect the enforceability or validity of any other provision.

      10.4 Amendment and Waiver. This Agreement, or any provision hereof may be amended or waived; provided that any such amendment or waiver will be binding on Buyer only if such amendment or waiver is set forth in a writing executed by Buyer; provided further that any such amendment or waiver will be binding upon Seller only if such amendment or waiver is set forth in a writing executed by Seller; provided further that any such amendment or waiver will be binding upon OTV only if such amendment or waiver is set forth in a writing executed by OTV. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other breach.

      10.5 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other.

      10.6 Delivery by Facsimile. This Agreement, the Transaction Documents and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects and for all purposes as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

      10.7 Expenses. Except as otherwise expressly set forth herein, each of Seller and OTV, on the one hand, and Buyer, on the other hand, shall pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

      10.8 Headings. The subject headings of Articles and Sections of this Agreement are included for purposes of convenience of reference only and shall not affect the construction or interpretation of any of its provisions.

      10.9 Governing Law; Venue. This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the internal laws of the State of Delaware, without giving effect to provisions thereof regarding conflict of laws. The parties hereto hereby irrevocably submit to the jurisdiction of the state and federal courts located in the State of Delaware.

      10.10 Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury of any claim or cause of action in any legal proceeding arising out of or related to this Agreement or the transactions or events contemplated hereby or any course of conduct, course of dealing, statements (whether verbal or written) or actions of any party hereto. The parties each agree that any and all such claims and causes of action shall be tried by the court without a jury. Each of the parties further waives any right to seek to consolidate any such legal proceeding in which a jury trial has been waived with any other legal proceeding in which a jury trial cannot or has not been waived.


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

      10.11 Assignment. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but will not be assignable or delegable by any party without the prior written consent of the other party, which shall not be unreasonably withheld or delayed; provided, however, that each of Buyer, Seller and OTV shall be allowed to assign its rights and benefits hereto to an Affiliate thereof so long as such Affiliate assumes all obligations hereunder of Buyer or Seller and OTV, as applicable; and provided, further, that OTV shall be allowed to assign its rights and benefits hereto to any acquirer (by purchase, merger or otherwise) of substantially all of the common stock or assets of OTV, provided that such successor assumes all obligations of OTV hereunder.

      10.12 Intentionally Deleted

      10.13 Third Parties. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the parties to this Agreement and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement, other than Buyer Indemnified Parties and Seller Indemnified Parties pursuant to and in accordance with Article IX hereof.

      10.14 Interpretative Matters. Unless the context otherwise requires, (a) all references to Articles, Sections or Schedules are to Articles, Sections or Schedules in this Agreement, (b) words in the singular or plural include the singular and plural, pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter and (c) the term "including" shall mean by way of example and not by way of limitation. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or questions of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring any party by virtue of the authorship of any of the provisions of this Agreement.

      10.15 Further Assurances. Each of Buyer and Seller shall from time to time after the Closing, at the other party's reasonable request, promptly execute and deliver or cause to be executed and delivered such instruments of transfer, conveyance and assignment (in addition to those delivered at the Closing), and take or cause to be taken such other action, as such party may reasonably require, to effect, consummate, confirm, or evidence the transactions contemplated hereby or to more effectively transfer, convey and assign to, and put Buyer in actual possession and control of, each of the Purchased Assets, and to more effectively evidence the assumption by Buyer of or to permit Buyer to more effectively perform the Assumed Liabilities. Seller and Buyer will also do such acts as are reasonably necessary to perform their covenants and agreements herein and to consummate the transactions contemplated hereby and in the Transaction Documents.

      10.16 Transfer Taxes. Buyer shall pay any and all sales, use, transfer, stamp, conveyance, recording, value-added and other similar Taxes imposed under any applicable laws and recording and filing fees, notarial fees and other similar costs of Closing, with respect to the sale and transfer of the Purchased Assets to Buyer or otherwise on account of this Agreement, or any of the transactions contemplated hereby or thereby.


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

      10.17 Bulk Sales Laws. Buyer, Seller and OTV hereby waive compliance with all relevant bulk sales laws respecting the sale and purchase of the Purchased Assets, if any.

      10.18 Confidentiality. Subject to Section 10.2 hereof, Seller and OTV will, and will cause their respective Affiliates to, hold in strict confidence, and will not use to the detriment of Buyer or any of its Affiliates, any confidential, secret or proprietary information with respect to Buyer or its Affiliates, the Business, Seller or the Purchased Assets. Notwithstanding the foregoing, Seller and OTV may disclose such information (i) if compelled to disclose the same by judicial or administrative process or by any other Legal Requirement, (ii) if the same hereafter is in the public domain through no fault of Seller or OTV, as applicable, or any of their respective Affiliates, as applicable, or (iii) if the same is later acquired by Seller or OTV, from another source neither Seller nor OTV, as applicable, nor any of their respective Affiliates is aware that such source is under an obligation to another Person to keep such information confidential.

      10.19 Mail; Payments. After the Closing, Seller authorizes and empowers Buyer to receive and open all mail and other communications received by Buyer and to act with respect to such communications in such manner as Buyer may elect if such communications relate to the Business (including the right to endorse checks and other instruments of payment) other than the Excluded Assets or the Excluded Liabilities, or, if such communications do not relate to the Business or relate to the Excluded Assets or the Excluded Liabilities, to forward the same promptly to Seller. Seller shall promptly deliver to Buyer any cash, checks or other instruments of payment received by Seller from third parties to which Buyer is entitled and shall hold the same in trust for the other until such delivery. Seller will endorse and/or pay over to Buyer all checks or other instruments of payment received by Seller to which Buyer is entitled hereunder.

      [Remainder of Page Intentionally Left Blank. Signature Pages Follow.]


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

      IN WITNESS WHEREOF, the parties have executed this Asset Purchase Agreement as of the date first written above.


                                        SELLER:

                                        FS SUNTOURS, INC.

                                        By: \s\ Matthew Holliday
                                            -----------------------------
                                        Name: Matthew Holliday
                                        Its: President


                                        OTV:

                                        By: \s\ Marc E. Bercoon
                                            -----------------------------
                                        Name: Marc E. Bercoon
                                        Its: President


                                        BUYER:

                                        CRYSTAL HOSPITALITY GROUP, INC.

                                        By: \s\ Peter Gallic
                                            -----------------------------
                                        Name: Peter Gallic
                                        Its: President


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